Exhibit 4.1
REVOLVING LINE OF CREDIT NOTE
May 7, 2021
FOR VALUE RECEIVED, the undersigned, Oaktree Capital Management, L.P., a Delaware limited partnership (the “Borrower”), hereby unconditionally promises to pay to Oaktree Capital I, L.P.., a Delaware limited partnership (the “Lender”), or its permitted assigns, in lawful money of the United States of America and in immediately available funds, an amount equal to the Outstanding Principal Borrowing Amount (as defined in Annex I) on the Termination Date. Capitalized terms used but not defined in this Revolving Line of Credit Note (this “Note”) shall have the meanings set forth in Annex I hereto.
The following is a statement of the rights and obligations of the Borrower of this Note and the conditions to which this Note are subject, and to which the Borrower hereof, by the acceptance of this Note, agrees:
1.INTEREST.
This Outstanding Principal Borrowing Amount of this Note will bear interest at a rate equal to 120% of the short-term applicable federal rate for U.S. federal income tax purposes that is in effect as of the date hereof, compounding annually, with such rate being revised annually in accordance with the applicable federal short-term rate published by the United States Internal Revenue Service until payment in full of the Outstanding Principal Borrowing Amount. Interest shall be payable on December 31 of each year, and any interest that is unpaid at the end of any calendar year shall be treated as an additional borrowing under this Note and shall be added to the Outstanding Principal Borrowing Amount as of such date.
2.AFFIRMATIVE COVENANTS.
The Borrower covenants and agrees that, so long as this Note is outstanding:
2.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid when due the Outstanding Principal Borrowing Amount and interest on this Note.
2.2. Legal Existence. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and rights. The Borrower will continue to engage primarily in the businesses now conducted by it and in related businesses.
2.3. Proceeds of Warehouse Funding. Upon the actual receipt by the Borrower of cash proceeds obtained in connection with the closing of any collateralized loan obligation transaction, the Borrower shall use such proceeds to repay any Outstanding Principal Borrowing Amount that was borrowed in connection with such collateralized loan obligation transaction, plus accrued but unpaid interest on the amount so repaid, in accordance with Section 3 herein.

3.ACCELERATION AND PREPAYMENT.
The Borrower may prepay this Note in full at any time and may, at its discretion, terminate its right to borrow hereunder prior to the Termination Date. In the event of such prepayment in full of this Note and termination, the Borrower shall pay to the Lender the Adjusted Face Amount as of the date of payment in full (or such other amount as the Borrower and the Lender jointly may determine).
At any time and from time to time, the Borrower may prepay any portion of the principal amount of this Note. Any amount so prepaid shall reduce the Outstanding Principal Borrowing Amount. Any amount so prepaid may be reborrowed prior to the Termination Date and any such reborrowing shall increase the Outstanding Principal Borrowing Amount. The Lender is authorized to make appropriate modifications to Annex II of this Note solely to reflect any partial prepayment and/or reborrowings in accordance with the terms hereof (it being understood that the failure to make any such modification or any error in any such modification shall not affect the obligations of the Borrower in respect of the Outstanding Principal Borrowing Amount).
Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared by the Lender to be, immediately due and payable.
4.GENERAL.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
This Note may not be assigned by the Lender without the prior written consent of the Borrower, which consent may be given or withheld at the Borrower’s sole discretion.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
The headings of this Note have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
OAKTREE CAPITAL I, L.P.
By:        /s/ Jay Wintrob
Name: Jay Wintrob
Title: Chief Executive Officer

By:        /s/ Daniel Levin
Name: Daniel Levin
Title: Chief Financial Officer

OAKTREE CAPITAL MANAGEMENT, L.P.

By:        /s/ Jay Wintrob
Name: Jay Wintrob
Title: Chief Executive Officer

By:        /s/ Daniel Levin
Name: Daniel Levin
Title: Chief Financial Officer

Annex I to
Revolving Line of Credit Note
DEFINITIONS
The definitions in this Annex I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
“Adjusted Face Amount” shall mean (a) the Outstanding Principal Borrowing Amount plus (b) any accrued but unpaid interest on this Note (excluding any accrued and unpaid interest that has been added to the Outstanding Principal Borrowing Amount pursuant to Section 1 of this Note).
“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Default” shall mean, if any of the following events shall occur and be continuing, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied:
(I)    Subject to the other terms hereof, the Borrower shall (A) fail to pay any principal of this Note when due in accordance with the terms hereof or (B) fail to pay any other amount required to be paid pursuant to this Note within five Business Days of the date when due, or shall fail to comply, within five Business Days of notice thereof by the Lender, with any of its other covenants or agreements hereof;
(II)    The Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, windingup, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors;
(III)    There shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (II) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days;
(IV)    There shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an
Annex I - 1

order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;
(V)    The Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (II), (III), or (IV) above;
(VI)    The Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
then, and in any such event, (A) if such event is a Default specified in clauses II through VI of this definition, automatically the Adjusted Face Amount hereof shall immediately become due and payable, and (B) if such event is any other Event of Default, Lender may, by notice to the Borrower, declare the Adjusted Face Amount hereof to be due and payable forthwith, whereupon the same shall immediately become due and payable.
“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“Event of Default” shall mean any of the events specified under “Default” above; provided, however, that any requirement hereunder for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
“Outstanding Principal Borrowing Amount” shall mean, as of any date, the principal amount of this Note that has been borrowed by the Borrower and not repaid (including any reborrowings of principal amounts prepaid and any accrued and unpaid interest that is added to the Outstanding Principal Borrowing Amount pursuant to Section 1 of this Note) as reflected on Annex II to this Note, which Annex II shall be maintained by the Lender and revised to reflect further borrowings and prepayments under this Note (it being understood that the failure to make any such modification or any error in any such modification shall not affect the obligations of the Borrower in respect of the Outstanding Principal Borrowing Amount); provided, however, that the Outstanding Principal Borrowing Amount shall not exceed $250,000,000.
“Termination Date” shall mean May 7, 2024.
Annex I - 2

Annex II to
Revolving Line of Credit Note
OUTSTANDING PRINCIPAL BORROWING AMOUNT

Date of Borrowing/Prepayment	Amount of Borrowing/Prepayment	Outstanding Principal Borrowing Amount	Interest Rate (120% x AFR)

Annex II - 1